SCHEDULE 14A
                                (Rule 14-1a-101)
                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Harcourt General, Inc.

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                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


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     (2)  Aggregate number of securities to which transaction applies:


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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:


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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


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     (2)  Form, Schedule or Registration Statement No.:


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     (4)  Date Filed:


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                                    September 13, 1999

By Facsimile


Barclays Bank PLC
Attn:  Linda Selbach


Re:  The Neiman Marcus Group and Harcourt General:
     September 15, 1999 Special Meetings of Stockholders

Dear Ms. Selbach:

Thank you for speaking with me briefly on Thursday about the upcoming special meetings of stockholders of The Neiman Marcus Group, Inc. (NMG) and Harcourt General, Inc. (Harcourt). As requested, and as described in more detail in the proxy statements, there follows below background information and a discussion of why the companies believe you should not follow the recommendation of Institutional Shareholder Services in voting Barclaysp' holdings in NMG and Harcourt.

The purpose of the meetings is to obtain shareholder approval for certain actions necessary for and designed to facilitate the tax-free distribution by Harcourt of most of its controlling equity position in NMG. The distribution would create two "pure play" companies, thus improving investors' ability to evaluate the investment characteristics of each company and enhancing the likelihood that each will receive appropriate market recognition of its performance.

The NMG proxy statement includes four proposals, the first of which requests approval for a recapitalization of NMG which is necessary in order for the proposed distribution to be effected on a tax-free basis. Although ISS agrees "that the redistribution of control to the hands of the public shareholders would be in their best interests," it has recommended a vote against the recapitalization in part because of the unequal voting rights with respect to the election of directors of the Class A and Class B Common stock. Please understand, however, that the unequal voting rights are necessary in order for the distribution to be tax-free. Current tax law requires that in order for the distribution to be tax-free to Harcourt and its shareholders, Harcourt own at the time of the distribution capital stock of NMG having the right to elect at least 80% of the NMG board.

The proposed distribution does not require the approval of the Harcourt shareholders. However, adoption of the Harcourt proposal, which seeks approval of a charter amendment that would increase the total authorized capital of Harcourt and create a class of low-voting stock, is a condition to the distribution. ISS' recommendation against this proposal is based on their assessment of the appropriate reserve pool for Harcourt. ISS has recommended a vote against the proposal based on a nominal difference of .5% between ISS' allowable threshhold and the actual capital request.


We think that shareholders of both companies should consider the proposals based on whether they agree that the distribution and resultant creation of two "pure play" companies is in the best interests of the companies and their shareholders. We ask that you evaluate the proposals with this in mind, and vote "FOR" the NMG recapitalization proposal and the Harcourt charter amendment.

Thank you very much for your consideration. If you have any additional questions, please feel free to contact me.


Sincerely,

/s/ Gail S. Mann
Gail S. Mann